Exhibit 99.1

AudioEye Reports Fourth Quarter and Full Year 2018 Results

Record Annual and Quarterly Revenues and Bookings Underpin Another Year of Significant Growth and Provide Added Visibility for Continued Rapid Expansion in 2019; Company Reaffirms Guidance for 2019

TUCSON, Ariz., March 27, 2019 /PRNewswire/ -- AudioEye, Inc. (NASDAQ: AEYE), a leader in cloud-based software-as-a-service (SaaS) digital accessibility technology solutions that expand website access for all individuals, including those with disabilities, while allowing companies to maintain conformance with ADA-related requirements, reported financial results for the fourth quarter and full year ended December 31, 2018.

Fourth Quarter and Recent Operational Highlights

  Continued to grow its direct sales channel client roster in the fourth quarter with prominent new customers from the fashion, retail, hospitality and healthcare space among others.
  Partnered with Dealer.com, within indirect sales channels, one of the premier digital marketing solutions and platform providers for auto dealerships with thousands of websites hosted on its platform.
  Partnered with Simpleview, within indirect sales channels, a worldwide leading provider of integrated destination marketing solutions.
  Increased the sales and implementation teams to grow AudioEye market share faster and to continue implementing its service solution for customers in a timely manner.

Key Performance Indicators (KPIs)

  Continued to fortify new indirect channel partner relationships. Currently, 16 established channel partners offer AudioEye as their exclusive digital accessibility solution to their clients.
  Total customer count had grown to exceed 1,000 customers as of February 28, 2019.

Fourth Quarter 2018 Financial Results

  Total revenues increased 103% to a record $1.78 million from $876,000 in the same period a year-ago. The increase in revenues was primarily due to continued execution in direct channel as well as steady growth in the indirect channel.
  Cash contract bookings increased 124% to a record $3.50 million from $1.56 million in the same year-ago period. The increase in cash contract bookings was primarily due to execution in  contract closings in the direct channel and securing a significant contract with a new indirect channel partner.
  Gross profit increased 94% to $1.04 million (58.2% of total revenues) from $536,000 (61.2% of total revenues) in the same year-ago period. The increase in gross profit was primarily due to the increase in revenues previously described. The decrease in gross profit margin was primarily due to increased payroll costs as the Company prepares for continued growth and timely implementation.
  Total operating expenses decreased 4% to $2.05 million from $2.14 million in the same year-ago period. The decrease in total operating expenses was primarily due to a decrease in stock-based compensation expense and increased efficiencies being realized as the Company continues to scale its operations.
  Net loss available to common stockholders improved to $1.44 million, or $(0.19) per share, compared to $2.78 million, or $(0.53) per share, in the same year-ago period. The improvement in net loss was primarily due to the increase in revenues and decrease in total operating expenses previously mentioned.
  At quarter-end, the Company had $5.74 million in cash and cash equivalents, compared to $1.96 million at December 31, 2017, and no debt.

Full Year 2018 Financial Results

  Total revenues increased 107% to $5.66 million from $2.74 million in 2017. The increase in revenues was primarily due to increased sales volume, revenue renewal rate and recognition of deferred revenue as a result of longer-term contracts.
  Cash contract bookings increased 83% to $11.55 million from $6.31 million in 2017. The increase in cash contract bookings was primarily due to execution of the sales and marketing plan, which nurtured a growing sales pipeline throughout the year and resulted in  a larger number of closings and new customers.
  Gross profit increased 124% to $3.03 million (53.6% of total revenues) from $1.36 million (49.5% of total revenues) in 2017. The increase in gross profit and gross profit margin was primarily due to the increase in revenues previously described.
  Total operating expenses increased 30% to $7.61 million from $5.87 million in 2017.  The increase in total operating expenses was primarily due to increased capital investment in key personnel and technology enhancements.
  Net loss available to common stockholders improved to $5.07 million, or $(0.74) per share, compared to a net loss of $5.68 million, or $(1.21) per share, in 2017. The improvement in net loss was primarily due to the increase in revenues previously mentioned.

Full Year 2019 Financial Outlook
Management still expects to be within the range of its previously announced financial guidance for full year 2019. The Company expects revenues to range between $11.0 million and $13.0 million and cash contract bookings for the full year 2019 to range between $20.0 million and $22.0 million.

Management Commentary
AudioEye Executive Chairman Carr Bettis said, "With the fourth quarter's 103% increase in revenues as compared to Q4 2017, we've now realized record revenues for the past twelve consecutive quarters, which translates to three years of consistent growth and improvement. We are off to a good start this year and believe that the new investments we are making this quarter in our sales team, lead generation, marketing and public relations will enable AudioEye to leverage our competitive advantages and continue to improve both mindshare and market share going forward."

AudioEye CEO Todd Bankofier added: "2018 was a banner year for our organization as we continued to generate substantial growth through direct sales as well as our indirect channel partnerships. More specifically, we entered 2019 with nearly 1,000 total customers and a growing number of channel partners. Our current sales pipeline is now more than double where it was just a year ago. We also have new partners coming on board to sell our Ally Managed Service and have made enhancements in our technology to be able to implement our solution on more websites in a more timely and cost-efficient manner."

Conference Call
AudioEye management will hold a conference call today, March 27, 2019 at 4:30 p.m. Eastern time(1:30 p.m. Pacific time) to discuss these results.

AudioEye management will host the call, followed by a question and answer period.

U.S. dial-in number: (877) 407-9208
International number: (201) 493-6784

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at (949) 574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the company's website after 7:30 p.m. Eastern time on the same day through April 3, 2019. A recording will remain available on the company's website for 90 days.

Toll-free replay number: (844) 512-2921
International replay number: (412) 317-6671
Replay ID: 13688235

About AudioEye, Inc.
AudioEye is a technology company serving businesses committed to providing equal access to their digital content. Through patented technology, subject matter expertise and proprietary processes, AudioEye is transforming how the world experiences digital content. Leading with technology, AudioEye identifies and resolves issues of accessibility and enhances the user experience, making digital content more accessible and more usable for more people.

AudioEye's common stock trades on the Nasdaq Capital Market under the symbol "AEYE." The Company maintains offices in Tucson, Scottsdale, Atlanta and Washington D.C. For more information about AudioEye and its online accessibility solutions, please visit www.audioeye.com.

Forward-Looking Statements
Any statements in this press release about AudioEye's expectations, beliefs, plans, objectives, prospects, financial condition, assumptions or future events or performance are not historical facts and are "forward-looking statements" as that term is defined under the federal securities laws. Forward-looking statements are often, but not always, made through the use of words or phrases such as "believe", "anticipate", "should", "intend", "plan", "will", "expects", "estimates", "projects", "positioned", "strategy", "outlook" and similar words. You should read the statements that contain these types of words carefully. Such forward-looking statements contained herein include, but are not limited to, statements regarding continued rapid expansion in 2019, revenues and cash contract bookings for the year ending December 31, 2019 and our business focus going forward. These statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from what is expressed or implied in such forward-looking statements, including the variability of AudioEye's revenues and financial performance; risks associated with product development and technological changes; the acceptance of AudioEye's products in the marketplace by existing and potential future customers; competition; and general economic conditions. These and other risks are described more fully in AudioEye's filings with the Securities and Exchange Commission (the "SEC"), including AudioEye's Registration Statement on Form S-1 filed with the SEC on September 4, 2018 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2018. There may be events in the future that AudioEye is not able to predict accurately or over which AudioEye has no control. Forward-looking statements reflect management's view as of the date of this press release, and AudioEye urges you not to place undue reliance on these forward-looking statements. AudioEye does not undertake any obligation to update such forward-looking statements to reflect events or uncertainties after the date hereof.

About Key Operating Metrics
To supplement our financial information presented in accordance with generally accepted accounting principles in the United States (GAAP), we consider certain operating measures that are not prepared in accordance with GAAP, including monthly recurring revenues and cash contract bookings. AudioEye reviews a number of operating metrics such as these to evaluate its business, measure performance, identify trends, formulate business plans, and make strategic decisions. We believe these metrics and measures are useful to facilitate period-to-period comparisons of our business and to facilitate comparisons of our performance to that of other similar companies. In this press release, we are reporting results and/or affirming our previously announced guidance on cash contract bookings and monthly recurring revenues.

AudioEye's Cash Contract Bookings is the contracted amount of money the customer commits to spend with the Company over an agreed amount of time, generally ranging from 12 months up to 60 months.

AudioEye's Monthly Recurring Revenues is the Company's annualized spend of a customer divided by 12.

Corporate Contact:
AudioEye, Inc.
Todd Bankofier, Chief Executive Officer
tbankofier@audioeye.com
(520) 308-6140

Investor Contact:
Matt Glover or Tom Colton
AEYE@liolios.com
(949) 574-3860

-Financial Tables to Follow-

AUDIOEYE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
Revenues	$ 1,781,875	$ 876,328	$ 5,660,427	$ 2,739,439

Cost of revenue	744,117	340,332	2,626,815	1,384,145

Gross profit	1,037,758	535,996	3,033,612	1,355,294

Operating expenses:
Selling and marketing	649,520	440,293	2,462,865	1,421,127
Research and development	46,540	42,630	194,429	181,303
General and administrative	1,358,134	1,658,921	4,950,138	4,271,510
Total operating expenses	2,054,194	2,141,844	7,607,432	5,873,940

Operating loss	(1,016,436)	(1,605,848)	(4,573,820)	(4,518,646)

Other income (expense):
Unrealized loss on derivative liabilities	-	(286,882)	-	(155,027)
Unrealized loss on marketable securities	(210)	(450)	(240)	(450)
Loss on settlement of debt	(267,812)	(15,724)	(267,812)	(15,724)
Interest income (expense), net	(145,242)	(860,233)	(178,002)	(917,992)
Total other (expenses) income	(413,264)	(1,163,289)	(446,054)	(1,089,193)

Net loss	(1,429,700)	(2,769,137)	(5,019,874)	(5,607,839)

Dividends on Series A convertible preferred stock	(13,233)	(15,206)	(53,740)	(75,206)

Net loss available to common stockholders	$ (1,442,933)	$ (2,784,343)	$ (5,073,614)	$ (5,683,045)

Net loss per common share-basic and diluted	$ (0.19)	$ (0.53)	$ (0.74)	$ (1.21)

Weighted average common shares outstanding-basic and diluted	7,531,035	5,294,063	6,892,238	4,693,437

AUDIOEYE, INC.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2018 AND 2017

	2018	2017
ASSETS
Current assets:
Cash	$ 5,741,549	$ 1,960,430
Accounts receivable, net	172,384	105,817
Marketable securities, held in related party	510	750
Deferred costs, short term	176,006	-
Prepaid expenses and other current assets	49,901	67,406
Total current assets	6,140,350	2,134,403

Property and equipment, net	108,007	34,994

Deferred costs, long term	93,790	-
Intangible assets, net	2,061,404	2,164,463
Goodwill	700,528	700,528

Total assets	$ 9,104,079	$ 5,034,388

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$ 93,544	$ 82,628
Related party payables	14,467	23,535
Derivative liabilities	-	2,984,010
Capital leases, short term	30,172	-
Deferred rent	4,472	9,402
Deferred revenue	2,626,712	1,233,754
Total current liabilities	2,769,367	4,333,329

Long term liabilities:
Capital leases, long term	51,150	-
Deferred rent	6,585	5,048
Deferred revenue	402,075	-

Total liabilities	3,229,177	4,338,377

Stockholders' equity:
Preferred stock, $0.00001 par value, 10,000,000 shares authorized
Series A Convertible Preferred stock, $0.00001 par value, 200,000 shares designated, 105,000 and 110,000 shares issued and outstanding as of December 31, 2018 and 2017, respectively	1	1
Common stock, $0.00001 par value, 50,000,000 shares authorized, 7,579,995 and 6,467,066 shares issued and outstanding as of December 31, 2018 and 2017 respectively	76	65
Additional paid-in capital	48,017,926	40,121,845
Accumulated deficit	(42,143,101)	(39,425,900)
Total stockholders' equity	5,874,902	696,011

Total liabilities and stockholders' equity	$ 9,104,079	$ 5,034,388